FIRST AMENDMENT TO APPENDIX A OF THE INVESTMENT ADVISORY AGREEMENT

Between

NORTHERN LIGHTS FUND TRUST III

and

HORIZON CAPITAL MANAGEMENT, INC.

THIS FIRST AMENDMENT TO APPENDIX A OF THE INVESTMENT ADVISORY AGREEMENT (the “First Amendment”) is made and entered as of July 10, 2019, between Northern Lights Fund Trust III, a Delaware statutory trust (the “Trust”), and Horizon Capital Management, Inc., a Louisiana Corporation (the “Adviser”) located at 106 Valerie Drive, Lafayette, LA 70508.

RECITALS:

WHEREAS, the parties previously entered into a certain Investment Advisory Agreement between the Trust and the Adviser dated as of November 21, 2013, (the “Agreement”);

WHEREAS, the Adviser has subsequently agreed to lower the annual advisory fee as a percentage of net assets of the Issachar Fund;

NOW, THEREFORE, the parties hereto agree as follows:

Appendix A of the Agreement is hereby replaced with the following:

Name of Fund	ANNUAL ADVISORY FEE AS A % OF AVERAGE NET ASSETS OF THE FUND
Issachar Fund	1.00%

IN WITNESS WHEREOF, the parties have caused this First Amendment to be signed by their respective officers thereunto duly authorized as of the date and year first above written.

NORTHERN LIGHTS FUND TRUST III

By: /s/ Richard Malinowski

Name: Richard Malinowski

Title: President

Horizon Capital Management, Inc

By: /s/ Dexter Lyons

Name: Dexter Lyons

Title: CEO